U. S. SECURITIES AND EXCHANGE COMMISSION
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DYNASIL CORPORATION OF AMERICA
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DYNASIL CORPORATION OF AMERICA
44 Hunt Street
Watertown, MA  02472
(607) 272-3320, ext. 26

NOTICE OF
ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD AT 10:00 AM,
ON FEBRUARY 1, 2011

To the Stockholders of Dynasil Corporation of America:

The annual meeting of stockholders of Dynasil Corporation of America (the “Company”), a Delaware corporation, will be held at the offices of the Company, 44 Hunt Street, Watertown, Massachusetts 02472 on February 1, 2011 beginning at 10:00 A.M. local time.  At the meeting, stockholders will act upon the following matters:

(1) Election of eight (8) Directors, each for a term of one year;

(2) Approval of the Amended and Restated Employee Stock Purchase Plan;

(3) Ratification of appointment of Haefele, Flanagan & Co., p.c., as the Company's independent accountants for fiscal year 2011;

(4) Advisory vote regarding Executive Compensation;

(5) Advisory vote regarding the frequency of the Executive Compensation Advisory Vote;

(6) Any other matters that properly come before the meeting.

Stockholders of record at the close of business on December 6, 2010 are entitled to vote at the meeting or any postponement or adjournment.

The accompanying form of proxy is solicited by the Board of Directors of the Company.

Stockholders (whether they own one or many shares and whether they expect to attend the annual meeting or not) are requested to vote, sign, date and promptly return the accompanying proxy in the enclosed self-addressed stamped envelope. A proxy may be revoked at any time prior to its exercise (a) by notifying the secretary of the Company in writing, (b) by delivering a duly executed proxy bearing a later date, (c) or by attending the annual meeting and voting in person.

By order of the Board of Directors:

Patricia M. Kehe, Corporate Secretary
December 30, 2010
Watertown, Massachusetts

DYNASIL CORPORATION OF AMERICA
44 Hunt Street
Watertown, MA  02472
(607) 272-3320, ext. 26

PROXY STATEMENT

INFORMATION CONCERNING THE PROXY SOLICITATION

Important Notice Regarding the Availability of Proxy Materials for the
Stockholder Meeting to Be Held on February 1, 2011:

This Proxy Statement and the Annual Report are available to the Company’s stockholders electronically via the Internet at http://www.dynasilcorp.com/?action=investor_info

This Proxy Statement contains information related to the annual meeting of stockholders of Dynasil Corporation of America (“Dynasil” or the “Company”) to be held on Tuesday, February 1, 2011, at 10:00 A.M., local time, at the Company Headquarters, 44 Hunt Street, Watertown, Massachusetts 02472, and at any adjournment or adjournments thereof.  The mailing date for this proxy statement, along with the proxy form and 10-K annual report, is on or about December 31, 2010.

ABOUT THE MEETING

What is the purpose of the annual meeting?

At the Company's annual meeting, stockholders will act upon the matters outlined in the accompanying notice of meeting, including the election of directors, a proposal to approve the extension of the Employee Stock Purchase Plan, a proposal to approve the compensation of the Company’s executive officers, indication of the frequency with which the stockholders should vote to approve the compensation of the Company’s executive officers and ratification of the Company's independent auditors.  In addition, the Company's management will report on the performance of the Company during fiscal year 2010 and respond to questions from stockholders.

Who is entitled to vote?

Stockholders of record at the close of business on the record date, December 6, 2010, are entitled to receive notice of the annual meeting and to vote the shares of common stock that they held on that date at the meeting, or any postponement or adjournment of the meeting.  Each outstanding share entitles its holder to cast one vote on each matter to be voted upon.  If your shares are held in “street name” in a brokerage account or by a bank or other holder of record, you are considered the beneficial owner of those shares.  As a beneficial owner, you may direct your broker or other holder of record on how to vote your owned shares by following their instructions.

Who can attend the meeting?

All stockholders as of the record date, or their duly appointed proxies, may attend the meeting.

Please note that if you hold your shares in "street name" (that is, through a broker, bank or other nominee), you will need to bring a copy of a brokerage statement or similar document or record reflecting your stock ownership as of the record date and check in at the registration desk at the meeting.

What constitutes a quorum?

The presence at the meeting, in person or by proxy, of the holders of a majority of the shares of common stock outstanding on the record date will constitute a quorum, permitting the transaction of business at the meeting.  As of the record date, 12,734,139 shares of common stock of the Company were outstanding.  Proxies received but marked as abstentions, votes withheld and broker non-votes will be counted for purposes of determining if a quorum is present at the meeting.

How do I vote?

You may vote your shares held of record either by attending the meeting and voting in person or by proxy.  For vote counting purposes, we encourage you to mail your proxy in advance of the meeting, even if you plan to attend in person.  To vote in person, you must attend the meeting and cast your vote.  You do not need to register in advance to attend the meeting.  If you choose to vote by proxy, you must complete and properly sign the accompanying proxy card and return it to the Company in the enclosed postage prepaid envelope.  If you vote by mail and your proxy card is received in time for voting and not revoked, it will be voted in accordance with your instructions.  If no instructions are indicated, the shares represented by the proxy card will be voted by the proxy holders:

•           FOR the election of the director nominees named herein;
•           FOR the extension of the Employee Stock Purchase Plan;
•           FOR approval of the compensation of the Company’s executive officers;
•           FOR the ratification of the appointment of Haefele, Flanagan & Co., p.c., as the Company’s independent auditor; and
•           in accordance with the judgment of the proxy holders named on the proxy card as to any other matter that is properly brought before the meeting, or any adjournments or postponements thereof.

"Street name" stockholders who wish to vote at the meeting will need to make arrangements with their broker, bank or other nominee in advance of the meeting to vote their shares in person.

Can I change my vote after I return my proxy card?

Yes.  Even after you have submitted your proxy, you may change your vote at any time before the proxy is exercised by filing with the Secretary of the Company either a notice of revocation or a duly executed proxy bearing a later date.  The powers of the proxy holders will be suspended if you attend the meeting in person and so request, although attendance at the meeting will not by itself revoke a previously granted proxy.

What vote is required to approve each item?

Election of directors. Directors shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors.  A properly executed proxy marked "WITHHOLD AUTHORITY" with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether there is a quorum.  Accordingly, a “WITHHOLD AUTHORITY” will have the effect of a negative vote.

Advisory Vote approving the compensation of the Company’s executive officers.  The proposal will be considered approved at the annual meeting if more votes are cast in favor than against.  Abstentions and broker non-votes will not count as votes cast for or against this proposal.

Advisory Vote on the frequency with which the stockholders should vote to approve the compensation of the Company’s executive officers.  The affirmative vote of the holders of a majority of the shares represented in person or by proxy and entitled to vote on the item will be required for approval.  If none of the alternatives of this proposal (one year, two years or three years) receive a majority vote, we will consider the highest number of votes cast by shareholders to be the frequency that has been selected by shareholders.

Other items. For each other item, the affirmative vote of the holders of a majority of the shares represented in person or by proxy and entitled to vote on the item will be required for approval.  A properly executed proxy marked "ABSTAIN" with respect to any such matter will not be voted, although it will be counted for purposes of determining whether there is a quorum.  Accordingly, an abstention will have the effect of a negative vote.

If you hold your shares in "street name" through a broker, bank or other nominee, your broker, bank or nominee will not be permitted to exercise voting discretion with respect to the election of directors.  Thus, if you do not give your broker or nominee specific instructions, your shares may not be voted on any of the proposals other than ratification of the Company’s independent auditors and will not be counted in determining the number of shares necessary for approval. Shares represented by such "broker non-votes" will, however, be counted in determining whether there is a quorum.

STOCK OWNERSHIP

Who are the largest owners of the Company's common stock?

As of December 6, 2010, Dr. Gerald Entine, President of the Company’s RMD Research subsidiary and a director of the Company, owned 34.26% of the outstanding shares of the Company’s common stock and Mr. Craig Dunham, President, CEO and a director of the Company, owned 19.33% of the outstanding shares of the Company’s common stock.  See the table and notes below.

How many shares of stock do the Company's directors and executive officers own?

The following table and notes set forth the beneficial ownership of the common stock of the Company as of December 6, 2010, by each person who was known by the Company to beneficially own more than 5% of the common stock, by each director, nominee for director and named executive officer, and by all directors and executive officers as a group.  Unless otherwise indicated below, to our knowledge, all persons listed below have sole voting and dispositive power with respect to their shares of our common stock, except to the extent authority is shared by spouses under applicable law.  Except as otherwise indicated, the address of each beneficial holder is c/o Dynasil Corporation of America, 44 Hunt Street, Watertown, Massachusetts 02472.

Title	Name and Address	No. of Shares and nature of	Percent of
of Class	Of Beneficial Owner	Beneficial Ownership(1)	Class
Common	Gerald Entine (3)	4,363,098	34.26%
Common	Craig Dunham (2) (4)	2,465,715	19.33%
Common	Peter Sulick (2) (5)	1,073,269	8.09%
Common	James Saltzman (2) (6) (7)	806,037	6.11%
Common	Harvey Goldberg (8)	364,284	2.86%
Common	Cecil Ursprung (2) (9)	343,354	2.65%
Common	David Kronfeld (10)	72,086	0.56%
Common	Michael Joyner	28,699	0.23%
Common	Richard Johnson	6,906	0.05%
Common	Lawrence Fox	0	0.00%
	All Officers and Directors as a Group (1)	9,749,627	69.16%

(1) The numbers and percentages shown include shares of common stock that the identified person has a right to acquire within 60 days of December 6, 2010.  In calculating the percentage of ownership, such shares are deemed to be outstanding for the purpose of computing the percentage of shares of common stock owned by such person, but are not deemed to be outstanding for the purpose of computing the percentage of share of common stock owned by any other stockholders.  The number of shares outstanding on December 6, 2010 was 12,734,139.

(2) Includes shares of Series C Preferred Stock that were held on the Company’s Record Date of December 6, 2010 but converted to shares of Common Stock on December 21, 2010.

(3) Includes shares held in the names of his family and children’s trusts.

(4) Includes 1,000,000 shares of common stock held in the Dunham Family Limited Liability Company of which Mr. Dunham is the sole managing member and over which he has sole dispositive and voting power.

(5) Includes options to purchase 80,000 shares of the Company's common stock at $3.08 per share, options to purchase 51,389 shares of the Company’s common stock at $3.06 per share, options to purchase 138,373 shares of the Company’s common stock at $1.58 per share, options to purchase 41,871 shares of the Company’s common stock at $2.65 per share, and options to purchase 125,000 shares of the Company’s common stock at $4.00 per share.

(6) James Saltzman disclaims beneficial ownership of the 210,065 shares owned by Saltzman Partners.

(7) Includes options to purchase 144,648 shares of the Company’s common stock at $4.00 per share, options to purchase 54,873 shares of the Company’s common stock at $3.06 per share, options to purchase 91,124 shares of the Company’s common stock at $1.58 per share, and options to purchase 133,333 shares of the Company’s common stock at $2.00 per share.

(8) Includes options to purchase 25,000 shares of the Company’s common stock at $1.50 per share.

(9) Includes options to purchase 31,356 shares of the Company’s common stock at $3.06 per share, options to purchase 60,749 shares of the Company’s common stock at $1.58 per share, and options to purchase 30,696 shares of the Company’s common stock at $3.58 per share.

(10) Includes options to purchase 63,951 shares of the Company’s common stock at $3.58 per share.

EXECUTIVE OFFICERS

Name	Age	Position
Craig T. Dunham	54	President, CEO, Director
Gerald Entine	67	RMD Research President, Director
Richard Johnson	56	CFO
Laura Lunardo	59	Optometrics COO
K. Paul Tyra	52	Vice President - Commercialization
Bruce Leonetti	57	Vice President - Optical Material Sales
Paul Schulz	50	EMF President
Mark Caldwell	44	RMD Instruments General Manager

None of the above persons is related to any other of the above-named persons by blood or marriage.

Below is a description of the business experience of each of the executive officers listed above, other than Mr. Dunham and Dr. Entine, whose business experience is described in the section entitled “Election of Directors.”

Richard A. Johnson, 56, joined the Company on November 30, 2009 and became Chief Financial Officer on January 1, 2010.  Most recently, Mr. Johnson served as Chief Financial Officer for Tejas Research and Engineering, an engineering and manufacturing firm in the oil and gas industry, from January through September of 2009.  He served as COO at Mondrian-Hall, Inc., Canada's leading supplier of imaging equipment, supplies and service to the technical, display graphics and photo marketplace, from 2006 to 2007.  From 1989 until 2006, he held numerous financial positions of increasing responsibility, including Treasurer, VP Finance, and CFO at Charrette Corporation, a firm that serviced the printing and design industries.  In those positions, Mr. Johnson helped to increase that company's annual revenues from approximately $40 million to $130 million.  Over the course of his career, Mr. Johnson has been involved in or led more than 20 acquisitions in all aspects of the acquisition process.  He also has significant experience with a wide range of financing activities and structures.  Mr. Johnson has a B.S. and an M.B.A. in Finance.

K. Paul Tyra, 52, became VP of Commercialization on June 8, 2009.  Prior to joining Dynasil, Mr. Tyra worked for Verionix Incorporated as the Vice President, Marketing and Business Development.  Mr. Tyra’s prior business experience includes Helix Technology and ADE Corporation in Product Management and Marketing roles.  He also worked at Jet Process Corporation, Digital Equipment Corporation and Bell Labs.  He holds an MBA and an MS in Mechanical Engineering from MIT, as well as a BSME from the University of Michigan.

Bruce Leonetti, 57, Vice President of Sales and Marketing has been with the Company since January 23, 2006.  He was previously with the Company for 14 years prior to 1993, and again from 1999 to 2002.  In the interim periods, he worked as a development officer with the University of Pennsylvania and was owner/operator of a restaurant on the New Jersey shore.  He graduated from the University of Pennsylvania.

Laura Lunardo, 59, General Manager of Optometrics Corporation and Dynasil CFO from March 2005 until December 2008, has been with Dynasil since the March 2005 acquisition of Optometrics.  Previously, she had been a partner in Optometrics LLC with primary responsibilities for Sales & Marketing, Accounting, Finance and Administration, and was the CFO of Optometrics USA, Inc., the predecessor corporation to Optometrics LLC, since 1984.  Ms. Lunardo earned her B.S. degree in Business and Accounting from Boston University in 1976.

Paul Schulz, 49, has been President of EMF since November 19, 2007.  He had previous General Management experience at Midland Materials and Electro-Tech Machining.  He delivered results for a total of 15 years at Morgan AM&T in Pennsylvania as Global Vice President of Operations, Vice President/General Manager of Pure Carbon Company, Plant Manager, and Engineering Manager.  Mr. Schulz has a B.S. in Chemical Engineering from Bucknell University.

Mark Caldwell, 44, became General Manager of RMD Instruments on October 20, 2008.  Prior to joining Dynasil, he was CEO of Gefran, Inc. in Winchester, MA, a leading manufacturer of process sensors and instrumentation for machine controls, where he spent fourteen years in various capacities including General Manager, Operations Manager, Engineering Manager, and Quality Assurance Manager.  He also worked at Raytheon and Atlantic-Tracy in engineering and sales roles.  Mr. Caldwell holds a MMS in Manufacturing Engineering from the University of Massachusetts and a BS in Industrial Technology from the University of Lowell.

PROPOSAL 1
ELECTION OF DIRECTORS

Eight (8) directors will be elected to hold office subject to the provisions of the Company’s by-laws until the next Annual Meeting of Stockholders, and until their respective successors are duly elected and qualified.  Mr. Saltzman, who is a current director, will be completing his term as a director, which expires at the Annual Meeting, and will not be standing for re-election.  The vote of a plurality of the votes cast by stockholders present in person or by proxy, is required to elect members of the Board of Directors.  The following table sets forth the name, age, position with the Company and respective director service dates of each person who has been nominated to be a director of the Company:

		Position(s)
Nominee for Director	Age	With the Company	Director Since
Mr. Peter Sulick	60	Chairman, Chair of the Audit Committee	2008

Mr. Craig Dunham	54	President, CEO, Director	2004

Mr. Cecil Ursprung	66	Director, member of the Audit Committee	2007

Dr. Gerald Entine	67	Director, RMD Research President	2009

Dr. Michael Joyner	52	Director	2010

Mr. David Kronfeld	63	Director	2010

Mr. Lawrence Fox	67	Director Nominee

Mr. Harvey Goldberg	67	Director Nominee

Each nominee listed above has consented to his nomination and is expected to stand for election.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE NOMINEES LISTED ABOVE.

Business Experience and Qualifications of the Directors and Director Nominees

Craig Dunham, 54, Dynasil President and CEO, invested in Dynasil and then joined the Company in October 2004 as President, CEO and a director.  Prior to joining Dynasil, he spent about one year partnering with a private equity group to pursue acquisitions of mid-market manufacturing companies.  From 2000 to 2003, he was Vice President/General Manager of the Tubular Division at Kimble Glass Corporation.  From 1979 to 2000, he held progressively increasing leadership responsibilities at Corning Incorporated in manufacturing, engineering, commercial and general management positions.  At Corning, he delivered results in various glass and ceramics businesses including optics and photonics businesses.  Mr. Dunham earned a B.S. in Mechanical Engineering and an M.B.A. from Cornell University.  In December of 2010, Mr. Dunham announced his plans to retire from his position as President and CEO in 2011 while remaining a Director of the Company.  Mr. Dunham brings to the Board executive leadership, operations and management experience, business acumen, optics/photonics market knowledge and knowledge of the acquisitions process.

Peter Sulick, 60, Chairman, Audit Committee Chairman, Nominating and Governance Committee and the Audit Committee Financial Expert, joined the Board on June 12, 2008.  Mr. Sulick is currently President and CEO of AmeriSite, LLC, a family-owned real estate development and investment company.  Mr. Sulick's business background includes the founding of Independence Broadcasting Corporation, PowerFone Inc., SSPCS Corp. and AmeriSite, LLC.  Starting in 1985, Mr. Sulick founded and led telecommunications companies that were later acquired by Nextel and T-Mobile.  In the early part of his career, Mr. Sulick was a principal financial officer for Cablevision Systems and has also held several senior-level financial positions at the Communications Operations Group of ITT.  He began his career in the audit department at Arthur Andersen & Co, in New York City following graduate school.  He is a certified public accountant who earned his MBA in finance from the University of Massachusetts and a B.S. in Business Administration from The Citadel.  Mr. Sulick brings to the Board entrepreneurial skills, executive leadership and business acumen to serve as Chairman, as well as the extensive financial skills to serve as Audit Committee Financial Expert and Audit Committee Chair.

Cecil Ursprung, 66, Director, has been a member of the Board since February 1, 2007.  Mr. Ursprung is the retired Chairman and CEO of Reflexite Corporation in Avon, Connecticut, a manufacturer of reflective products to enhance safety and optical films used to manage light in LCD displays.  He had been with Reflexite since 1983 and led the revenue growth of that company from $2.5 million to approximately $100 million.  He is a frequent speaker on topics such as business strategy development, employee motivation, business ethics, executive compensation, employee ownership and the effective use of outside boards.  His education includes a degree in Economics and Finance from Baylor University, an MBA from Washington University in St. Louis, and post-graduate work at the University of Michigan.  Mr. Ursprung brings to the Board extensive leadership experience in growing an optics company from revenues of $2.5 million to approximately $100 million, as well as compensation and financial experience to serve on those committees.

Dr. Gerald Entine, 67, Director and RMD Research President, is a founder and former majority stockholder of RMD, Inc and RMD Instruments, LLC.  He was elected to the Dynasil Board of Directors on June 24, 2009.  He has more than 40 years of experience in both applied and basic scientific research in optics, nuclear sensors and instrumentation and related physics or biophysics-based technologies.  Dr. Entine received his B.Sc. in Physics/Biophysics and M.A. in Physics from the University of Pennsylvania.  He received his Ph.D. in physics from the University of California at Berkeley under the direction of two Nobel Laureates: Dr. Melvin Calvin and Dr. Owen Chamberlain.  Dr. Entine then joined Tyco Laboratories, a high technology research center in Boston, and conducted studies in semiconductor sensors until 1974, when he founded RMD with technology that RMD acquired from Tyco.  Dr. Entine continues to be involved in research, and has been the Principal Investigator on numerous research contracts and grants funded privately and by government.  Dr. Entine is currently an Adjunct Research Assistant Professor in the Department of Neurology at the Bowman Gray School of Medicine.  His publications include works in Physics and Instrumentation (48), Basic Chemistry (22), and Medicine & Biophysics (51).  Dr. Entine brings to the Board exceptional knowledge of government funded research, as well as extensive scientific and technology knowledge in optics, nuclear sensors and instruments.

Michael Joyner, M.D., 52, Director, has been a member of the Board since February 3, 2010.  Dr. Joyner is a consultant in the Department of Anesthesiology at the Mayo Clinic in Rochester, MN and was named the Mayo Distinguished Investigator in 2010.  From March 2005 until September 2010, Dr. Joyner was Associate Dean for Research at the Mayo Clinic, Deputy Director for Research for the Mayo Clinic Rochester, and Associate Program Director of Mayo's Center for Transational Science Activities.  Dr. Joyner is recognized with the distinction of a named professorship, the Frank R. and Shari Caywood Professorship.  He received his undergraduate and medical degrees from the University of Arizona.  Dr. Joyner's work has been funded continuously by the NIH since the early 1990s.  He held important editorial positions for key journals, served as an NIH study section member, and he received numerous national and international awards for his work on muscle blood flow and human physiology.  A number of Dr. Joyner's former fellows now direct independent research programs in the United States, Canada, Europe and Japan.  Dr. Joyner brings expertise on medical products and the operations of some of our medical customers, as well as leadership experience at the Mayo Clinic to serve on the Nominating and Governance Committee.

David Kronfeld, 63, Director, has been a member of the board since February 3, 2010.  Mr. Kronfeld founded JK&B Capital (JK&B), a venture capital firm focused in the software, information technology and communications markets with over $1.1 billion of cumulative capital under management.  Mr. Kronfeld is an experienced venture capital investor and telecommunications industry executive with over 30 years of experience.  Prior to forming JK&B, Mr. Kronfeld was a General Partner at Boston Capital Ventures (BCV) where he focused on making venture capital investments in telecommunications and software companies.  Before joining BCV, Mr. Kronfeld was Vice President of Acquisitions and Venture Investments with Ameritech where he was responsible for directing venture capital investments in a broad array of telecommunications-related companies and all of Ameritech's mergers and acquisitions activities.  In addition, Mr. Kronfeld was a Senior Manager at Booz Allen & Hamilton and a Systems Analyst at Electronic Data Systems (E.D.S.).  He has been on four public company boards, and currently sits on the board of directors of NeuLion, Inc.  In addition, he has served on over 30 private company boards of directors.  Mr. Kronfeld earned a Bachelor of Science in Electrical Engineering with high honors and a Master of Science in Computer Science from Stevens Institute of Technology, and a Master of Business Administration from The Wharton School of Business.   Mr. Kronfeld brings extensive venture capital experience in evaluating opportunities and managing portfolio businesses as well as multiple Board experiences which enable him to contribute to the Company’s Board Committees.

Lawrence Fox, 67, nominee for Director, had served as a partner since 1976 and is former managing partner of Drinker Biddle & Reath LLP, where he specializes in securities and general commercial litigation and the counseling of law firms.  He was the I. Grant Irey, Jr. adjunct professor at Penn Law School from 2000-2008.  From 2007 to 2010 he was a lecturer on law at Harvard Law School.  Currently, he is a visiting lecturer of law and the Crawford Lecturer at Yale Law School.  He is the author of a long list of articles that have appeared in regional and national publications, covering a wide variety of subjects with particular emphasis on ethical issues and has written numerous book chapters relating to internal investigations, sanctions, expert witnesses and other topics.  He has a B.A. degree from the University of Pennsylvania and a LLB from the University of Pennsylvania Law School.  Mr. Fox brings extensive legal and corporate governance experience to the Board from his legal experience and previous Board positions which significantly expand the Board’s depth of corporate governance experience as we meet the rigorous NASDAQ requirements through his participation in the Governance/Nominating Committee and Audit Committee.

Harvey Goldberg, 67, was the owner of Narricot Industries which he helped grow from $4 million to $70 million.  He started his career as a CPA and moved to business roles including Controller, Plant Manager, General Manager and Owner.  He participated in the growth of Narricot Industries from $4 million when he joined in 1967 to $12 million company in 1978, at which time he purchased the company and continued, through commercialization of products, to grow the company to $70 million by 2000.  He has a BA in Finance/Accounting and an MBA from Temple.  Mr. Goldberg brings skills in business leadership, financial management, commercialization and operational management to the Board and is expected to contribute his expertise as a member of the Compensation and Governance/Nominating committees.

James Saltzman, 67, Vice Chairman, has been a member of the Board since 1992.  From January 1999 to September 2009, Mr. Saltzman was Dynasil's Chairman.  Mr. Saltzman has been involved in the investment community since October 1969 where he has invested in both public and private corporations.  He helped found several companies which have been purchased by larger corporations, most recently Without-a-Box which was purchased by Amazon.com.  In recent years, he was a key source of potential acquisitions for Dynasil, including both Optometrics and RMD.  Mr. Saltzman earned a BA degree from Franklin & Marshall College.  Mr. Saltzman brought analytical financial knowledge, fund raising expertise and acquisition experience to the Company’s Board.  Mr. Saltzman will be completing his term as a director, which expires at the Annual Meeting, and will not be standing for re-election.

How are directors compensated?

Directors’ Compensation.

The Company’s directors are required to attend regular quarterly Board Meetings, as well as additional called meetings.  According to a policy begun in July 2008 that remained in place through June 30, 2010, each non-employee Director received compensation of $36,000 per year, with at least 50% of that amount to be paid in the form of stock options.  In addition, up until September 30, 2009, in view of their additional responsibilities and obligations, the Chairman received an additional payment of $9,000 per year, and the Audit Committee Chairman/ Financial Expert received an additional payment of $5,000 per year.  The July 2008 policy was initiated to provide competitive Directors' compensation with the tripling of Dynasil's revenues resulting from the July 1, 2008 acquisition of RMD.  During multiple board meetings, Dynasil's Directors reviewed directors' compensation data from the National Association of Corporate Directors ("NACD") and Silicon Valley companies and engaged in extensive discussions regarding future Directors' compensation.  This data was used to revise the Directors’ compensation to a level that Dynasil’s Directors believed was comparable to that paid by similar companies.  One of the best practices recommended by the NACD data was to pay at least half of directors' compensation in stock or stock options; accordingly, the Dynasil Directors revised their board compensation package to pay 50% of Directors’ fees in either stock or stock options which are issued on an annual basis following the election of Directors at the annual meeting.  For the remaining 50% of Directors’ fees, each Director had the choice to be paid in any combination of monthly cash payments, quarterly stock payments at the quarter's ending market price (until October 1, 2009, when the average closing market price for the quarter where the compensation was earned was used to determine the stock price) and/or annual stock options.  The terms for the stock options generally included a three to five year exercise period from the initial issue date, an exercise price set at a 33% premium to the market price at the time of issue and the value determined based on Black-Scholes methodology.  These fees were in addition to fees paid or stock or option awards that may be paid or granted to induce an individual to join Dynasil’s Board of Directors.  In addition, all reasonable expenses incurred in attending meetings are reimbursed by the Company and Directors are eligible for other stock options and grants.

In July of 2009, an independent compensation consulting firm was engaged to review the Company’s Board and Chair compensation program as compared to the programs offered by comparable companies. The analysis showed that Dynasil’s overall directors’ and audit committee chair compensation levels were moderately lower than comparable companies.  In view of economic conditions at the time, the Board elected not to change its compensation programs in those areas.  However, the analysis of Dynasil’s Board chair compensation level indicated a significant shortfall relative to comparable companies. The Company’s disinterested directors unanimously concluded that current Chairman, Mr. James Saltzman, had recently and continued to provide services to Dynasil which warranted targeting the 75th percentile of market for similar sized public companies and that the comparable compensation for that level of services was approximately $80,000 per year.  As a result, effective August 1, 2009, the annual fees paid to Mr. Saltzman for his services as the Company’s Chair were increased from $9,000 to $44,000. In recognition that past Directors’ fees paid to Mr. Saltzman had not adequately reflected the value to the Company of the services provided and responsibilities handled by Mr. Saltzman as Chair of the Company, the Company’s disinterested directors also authorized a one-time equity grant of $85,000 to Mr. Saltzman.  As per that resolution, 50% of the one time grant to Mr. Saltzman was paid in the form of common stock valued on the date of grant and the remaining amount was taken in the form of stock options with an exercise price per share of 60% above the market price of the common stock on the date issued and which vest over a three year period.

On September 11, 2009, Mr. Peter Sulick was unanimously elected Chairman of the Dynasil Board of Directors, with an increase in his total annual compensation rate from $41,000 to a total of $65,000 per year, which represented the median of market for similar sized public company chairman.  In addition, on October 13, 2009, in recognition of the significant time commitment expected as Chairman, Mr. Sulick was granted 400,000 stock options exercisable at $4.00 per share which vest quarterly over a four year period.  At that time, Mr. Saltzman assumed the newly created position of Vice Chairman without any change in his compensation.

When Dr. Joyner and Mr. Kronfeld were elected to the Board in February of 2010, according to a practice established when Mr. Ursprung became a director in December of 2006, the Board voted to compensate them with one time signing bonus of $36,000 each in the form of equity, an amount equal to the annual Director’s Compensation level at that time.

During Fiscal Year 2010, in light of the improving economic conditions and the Company’s financial results, the Directors engaged a Compensation Consultant to revisit the issue of Director Compensation.  The Consultant assisted the Compensation Committee and the Board in defining the core competencies and skills sets that are desirable for directors that will support the Company’s long term aggressive growth strategy.

In order to attract and retain Directors that possess and actualize the desired core competencies, Director Compensation was revised using the following approach:
–                      A group of peer companies of similar size and product mix were identified.
–                      That group was narrowed to the select peers that have achieved an "A" or "B" Morningstar "Growth" rating.
–                      The ratio of "Total Director Cost" to "Total Stockholder Equity" for the select peer group was used to set total Director Compensation.
As the Directors’ primary responsibility is to protect the equity of stockholders in the company, relating total director cost to total stockholder equity, was chosen as a way to target the "reasonableness" of the director compensation program for the company's stockholders.

The current Director Compensation Program uses a combination of cash and equity.
–                      To reinforce the Directors’ tie to stockholders, the amount of cash compensation is limited to 50% of the entire compensation package and requires a minimum of 50% of the total compensation in the form of equity.
–                      No director level benefits and/or special retirement programs are provided to Directors.
–                      Normal and reasonable expenses incurred by Directors incurred in the fulfillment of their Board responsibilities are be reimbursed.
–                      The added responsibility associated with the key positions of Chairman and Audit Committee Chairman merits additional compensation (to be reviewed on an annual basis).
–                      There are no additional Board fees paid.

The Compensation Consultant determined that for the appropriate total director cost, based on the peer company data defined above and the proportional stockholders equity should be $383,269 per year.  This recommendation was accepted by the Compensation Committee and approved by the full Board.  The Board also accepted the Compensation Consultant’s recommendation not to pay additional compensation for chairing Board committees with the exception of the Chairman of the Board and of the Audit Committee Chairman, due to the significant additional responsibility of those two positions.  The compensation for the Board and the Audit Committee chairmen were set at $20,000 and $10,000, respectively.  The remaining $353,269 of total director cost was evenly divided by the current number of outside directors, which was five, and the Board agreed to set the standard compensation for directors at $70,654 per year.  Additionally, the Compensation Consultant recommended that the past policy of a sign-on bonus for new directors be eliminated as unnecessary with the new higher annual compensation level.  This new rate was put into effect on July 1, 2010 with equity grants to cover the eight months remaining through the next election of directors in February.  As part of the analysis, the Board revisited the practice of requiring half of the annual compensation to be in equity and elected to continue this policy.

Directors’ Compensation For Fiscal Year Ending September 30, 2010
	Fees Earned or Paid In
		Stock	Option	All Other
Name	Cash ($)	Awards($)(1)(2)	Awards($)(3)(4)	Compensation($)	Total($)
Michael Joyner (5),(6)	10,436	43,228			53,664
David Kronfeld (5),(7)		8,664	45,000		53,664
James Saltzman (5),(8),(9)	43,350	45,346	30,508		119,204
Peter Sulick (5),(8),(10)	23,415	23,415	53,937		100,767
Cecil Ursprung (5),(8),(11)		16,164	28,500		44,664

(1) Represents the aggregate grant date fair value of the stock awards received by the director during fiscal 2010, determined in accordance with FASB ASC Topic 718.  Assumptions used in the calculation of these amounts are included in footnote 9 to our audited financial statements for the fiscal year ended September 30, 2010 included in our Annual Report on Form 10-K filed with the SEC on December 17, 2010.

(2) As of September 30, 2010, none of the directors held any restricted stock.

(3) Represents the aggregate grant date fair value of the option awards received by the director during fiscal 2010, determined in accordance with FASB ASC Topic 718.  Assumptions used in the calculation of these amounts are included in footnote 9 to our audited financial statements for the fiscal year ended September 30, 2010 included in our Annual Report on Form 10-K filed with the SEC on December 17, 2010.

(4) As of September 30, 2010: Mr. Joyner held no stock options; Mr. Kronfeld held 63,951 stock options, of which all are vested; Mr. Saltzman held 490,644 stock options, of which 423,978 are vested; Mr. Sulick held 711,633 stock options, of which 386,633 are vested; and Mr. Ursprung held 122,801 stock options, of which all are vested.

(5) On March 31, 2010, all five outside directors were given the choice between stock options and stock grants for their equity portion of director compensation plus the portion of their discretionary fees which they elected to receive in stock or stock options for the period from March 2010 through February 2011.  Dr. Joyner and Mr. Kronfeld also received one additional month of compensation at that time for the month of February 2010.  On July 1, 2010, all five outside directors were issued common stock at the grant date market price of $2.84 per share for the remaining equity portion of their compensation under the new plan for the period for July 2010 through February 2011.

(6) On March 31, 2010, Dr. Joyner elected to receive the equity portion of both his director compensation for the period from February 2010 through February 2011 and his $36,000 signing bonus in common stock.  He was granted 20,632 shares of stock at the grant date market price of $2.69 per share, with a value of $55,500.  On July 1, 2010, Dr. Joyner was issued 8,067 shares of common stock, valued at $23,551 based on the market value at time of grant to cover the period of July 2010 through February 2011.  Dr. Joyner elected to take the remainder of his compensation in cash.

(7)  On March 31, 2010, Mr. Kronfeld elected to receive 100% of his equity and discretionary director compensation covering the period from February 2010 until February 2011, as well as his $36,000 signing bonus in stock options which were issued with an exercise price of $3.58 per share, 33% above the grant date market price of $2.69 per share with a three year term.  The Black Scholes value of that grant was $63,951.  On July 1, 2010, Mr. Kronfeld was issued 8,135 shares of common stock, with a value of $23,103 based on grant date market value to cover the period from July 2010 through February 2011.

(8) For director compensation for the period from March 2009 through February 2010, stock options were issued on March 1, 2009 to all directors to cover their standard stock option portion of director compensation plus the cash, stock or options portion of their compensation which they elected to receive in stock options..  These options were issued with an exercise price of $1.58 per share, which was 33% above the market price of the common stock on the date of grant of $1.19 per share, with a three year term.

(9) On March 1, 2009, Mr. Saltzman received 91,124 options with a total Black-Scholes value of $27,000, which included the $9,000 he received for being Chairman of the Board.  Mr. Saltzman elected to receive 100% of the cash, stock or options portion of his director compensation for the period of March 2009 through February 2010 in cash.  Effective August 1, 2009, the annual fees paid to Mr. Saltzman for his services as the Chairman were increased from $9,000 to $44,000.  Additionally, in recognition that previous director compensation paid to Mr. Saltzman had not adequately reflected the value to the Company of Mr. Saltzman’s services and responsibilities as Chairman, a one-time equity grant of $85,000 was made to Mr. Saltzman.  This grant was in the form of 22,772 shares of common stock, which at the then market price of $1.16 per share had a value of $26,415 at the time of issue, with the remainder in the form of options to acquire 200,000 shares of common stock at an exercise price of $2 per share (60% above the grant date market price) that vest over a three year period, with a Black-Scholes value of $58,585.  On March 31, 2010, Mr. Saltzman elected to receive the equity portion of his director compensation for the period of March 2010 through February 2011 in common stock.  He was granted 14,870 shares of stock at the grant date market price of $2.69 per share, with a value of $40,000.  Mr. Saltzman elected to take the remainder of his compensation for that same period in cash.

(10)  On March 1, 2009, Mr. Sulick received 138,373 options with a total Black-Scholes value of $41,000 which represents 100% of the cash, stock and options portion of his director compensation for the period of March 2009 through February 2010, as well as his compensation of $5,000 for chairing the Audit Committee for the same period in options.  Mr. Sulick was granted 41,871 stock options on September 30, 2009 as payment for chairing the Board of Directors for the period of September 2009 through February 2010.  At that time, the most recent market price was $1.99 per share, the option exercise price was $2.65 per share, the options granted had a three year exercise period, and were valued at $12,000.  On October 13, 2009, in view of the time commitment required to perform the services of Chairman of the Company, Mr. Sulick was granted options to purchase 400,000 shares of common stock with an exercise price of $4.00 per share, with a Black-Scholes value of $143,220, which vest quarterly over four years contingent upon Mr. Sulick being chairman as of each vesting date.  During fiscal year 2010, 75,000 options of that grant vested, with a Black Scholes value of $26,854.  On March 31, 2010, Mr. Sulick elected to receive the equity portion of his director compensation for the period of March 2010 through February 2011and Board and Audit Committee Chair compensation for the same period in common stock.  He was issued 12,082 shares of stock at the grant date market price of $2.69 per share, with a value of $32,500.  On July 1, 2010, Mr. Sulick was issued 4,185 shares of common stock, valued at $11,885 at the grant date market price of $2.84 per share for the period of July 2010 through February 2011.  Mr. Sulick elected to take the remainder of his compensation in cash.

(11) On March 1, 2009, Mr. Ursprung received 60,749 options, with a total Black-Scholes value of $18,000.  Mr. Ursprung elected to receive 100% of the cash, stock or options portion of his director compensation for the period of March 2009 through February 2010 in shares of Dynasil common stock which was issued at average closing market price for the quarter where the compensation was earned, ranging from $1.06 to $2.71 per share.  A total of 10,490 shares of common stock were issued with an aggregate market value of $18,000 at time of issue and for an average price of $1.72 per share.   On March 31, 2010, Mr. Ursprung elected to receive 100% of both his equity and discretionary director compensation for the period of March 2010 through February 2011 in 30,696 stock options which were issued with an exercise price of $3.58 per share, 33% above the grant date market price of the common stock on the date of grant of $2.69 per share, with a three year term, with a total Black Scholes value of $36,000.  On July 1, 2010, Mr. Ursprung was issued 8,135 shares of common stock for the period of July 2010 through February 2011, with a value of $23,103 at the grant date market price of $2.84 per share.

CORPORATE GOVERNANCE

Director Independence

The Board has determined that all directors and nominees for director, other than Mr. Dunham and Dr. Entine, are independent under the NASDAQ and SEC rules, based on information known to the Company and on the annual questionnaire completed by each director.

Board Leadership Structure

The Company has historically had different persons serving in the offices of Chairman of the Board and Chief Executive Officer (CEO), although it has no formal policy requiring that structure, and it is likely that the Board would elect an independent lead director if the Chairman and CEO were the same person.  The responsibilities of the Chairman or lead director include chairing the Executive Committee, setting the Board's agenda in collaboration with the CEO, providing guidance to the CEO, acting as a regular communication channel between the Board and CEO, presiding over executive sessions of the Board to review the Company's performance and management effectiveness, coordinating the activities of the independent directors, reviewing the activities and effectiveness of the Board committees, and evaluating the need for any changes.  The Board believes that having a separate Chairman or lead director allows the CEO to focus principally on managing the Company, which adds value to the Company’s senior management team and operating business units, enhances Board involvement and communications among the independent directors, and would ensure consistent Board leadership during any CEO transition, as is currently in process.

Board’s Role in Risk Oversight

The Company’s business involves many operational and financial risks, which management and the Board seek to mitigate through careful planning and execution. Assessing and managing risk is primarily the responsibility of the Company’s management.  However, the Board of Directors has an active role, as a whole and also at the committee level, in overseeing management of the Company’s risks.  The Board of Directors provides oversight by receiving reports from management in Board meetings and conference calls, as well as through periodic management reports. These include reports on the market environment and strategic situation, customer sales results and forecasts, availability of raw materials and components, product development, liquidity, and overall financial performance and forecasts.  Board members have the opportunity to provide input and direction to management on managing risks on a current basis, either directly or through the Chairman. In order to ensure that longer term risks are also considered in a timely and consistent matter, each year the full Board reviews and approves a budget that is used by management throughout the year.  The Chairman oversees the Company’s business activities, including its management of operational risks, between meetings of the Board.  The Audit Committee has responsibility for overseeing the Company’s internal financial and accounting controls.  As such, the Audit Committee regularly discusses with management and the Company’s independent registered public accounting firm the Company’s major financial and controls-related risk exposures and the steps that management has taken to monitor and control such exposures. The Compensation Committee is responsible for overseeing the management of risks relating to the Company’s executive compensation plans and arrangements. The Company believes that Board leadership by an independent chairman enhances the Board’s ability to oversee the Company’s operational and financial risks.

Board Meetings

During the fiscal year ended September 30, 2010, the Board of Directors held a total of ten meetings. Mr. Sulick, Dr. Joyner and Mr. Dunham attended all meetings.  Mr. Ursprung, Mr. Saltzman, and Dr. Entine were each excused from one of the meetings.  Mr. Kronfeld was excused from two of the Board meetings.  The Board regularly holds sessions at which only independent directors are present.  For quarterly Board meetings, the Chairman now includes a portion of the agenda where only independent directors are present.  All Board members are expected to attend the annual meeting of stockholders, subject to special circumstances. All of the Board members attended the annual meeting of stockholders in 2010.

Committees of the Board

The Board of Directors has an Audit Committee, a Compensation Committee and a Nominating and Governance Committee, all the members of which are independent, as defined by Securities and Exchange Commission rules and NASDAQ Global Market listing standards, as applicable. In addition to the meetings described below, the members of each committee communicate regularly amongst themselves and with management on Company matters.  It is anticipated that the Board will adjust committee assignments following the February Annual Meeting.

Each of the Audit Committee, the Compensation Committee and the Nominating and Governance Committee operates under a written charter that is available on the Company’s web site: www.dynasilcorp.com/?action=investor_info.

Compensation Committee. The Compensation Committee is responsible for negotiating and approving salaries and employment agreements for officers of the Company.  During 2010, the committee consisted of Messrs. Ursprung, Kronfeld and Saltzman until December 10, 2010 when Dr. Joyner replaced Mr. Saltzman on the committee.  Current compensation practices are outlined in the Director Compensation and Executive Compensation sections of this proxy statement.  There were nine Compensation Committee meetings in fiscal 2010 and Mr. Ursprung and Mr. Saltzman attended all the meetings.  Mr. Kronfeld was excused from one.

Generally all executive officer and director compensation programs of the Company are subject to the review and approval of the Compensation Committee, which also reviews and determines the base salary and incentive compensation of the executive officers, as well as grants of equity compensation to all employees.  The Chief Executive Officer provides a compensation recommendation for each executive officer (other than himself), which the Compensation Committee considers in making its decisions.  Compensation decisions are made throughout the year as circumstances warrant.  All compensation actions taken by the Compensation Committee are reported to the full Board of Directors, and certain actions are subject to the approval of the Board, excluding management directors.  The Compensation Committee uses a compensation consultant to provide comparable market data as well as compensation advice in setting executive and director compensation and policies.  The Compensation Committee also reviews and makes recommendations to the Board on director compensation and equity awards.

Audit Committee. Mr. Sulick is the Audit Committee Chairman and its Financial Expert.  During 2010, the Audit Committee was comprised of Messrs. Sulick, Saltzman and Ursprung until December 10, 2010 when Mr. Kronfeld replaced Mr. Saltzman on the committee.  The Audit Committee is responsible for reviewing reports of the Company's financial results, audits, internal controls, and adherence to its Business Conduct Guidelines, compliance with federal procurement and other laws and regulations, and other matters.  The Audit Committee recommends to the Board of Directors the selection of the Company's outside auditors, reviews their procedures for ensuring their independence with respect to the services performed for the Company and approves their compensation. There were four Audit Committee meetings in fiscal 2010 and all committee members attended all meetings.

The Audit Committee is composed of outside directors who are not officers or employees of the Company.  The Board has determined that these directors are all independent under applicable NASDAQ and SEC rules.

Nominating and Governance Committee: During 2010, the Nominating and Governance Committee was chaired by Mr. Sulick and comprised of Mr. Saltzman and Dr. Joyner until December 10, 2010 when Mr. Ursprung replaced Mr. Saltzman on the committee.   Nominations for the February 1, 2011 Annual Stockholders Meeting to which this Proxy Statement relates were developed by this committee and approved by the full Board on December 9, 2010.  There were no Nominating and Governance Committee meetings in fiscal 2010 since the committee had its first meeting on December 6, 2010.

Director Nominations

Except where the Company is legally required by contract, bylaw or otherwise to provide third parties with the ability to nominate directors, the Nominating and Corporate Governance Committee is responsible for (i) identifying individuals qualified to become Board members, consistent with criteria approved by the Board, and (ii) recommending to the Board the persons to be nominated for election as directors at any meeting of stockholders and the persons to be elected by the Board to fill any vacancies on the Board.  Director nominees are considered for recommendation by the Nominating and Corporate Governance Committee in accordance with these Guidelines, the policies and principles in its charter and the criteria set forth in the Corporate Governance Guidelines, as outlined below.  It is expected that the Nominating and Corporate Governance Committee will have direct input from the Chairman of the Board, the Chief Executive Officer and, if one is appointed, the Lead Director.

Criteria for Nomination as a Director

General Criteria
1.                   Nominees should have a reputation for integrity, honesty and adherence to high ethical standards.
2.                   Nominees should have demonstrated business acumen, experience and ability to exercise sound judgments in matters that relate to the current and long-term objectives of the Company and should be willing and able to contribute positively to the decision-making process of the Company.
3.                   Nominees should have a commitment to understand the Company and its industry and to regularly attend and participate in meetings of the Board and its committees.
4.                   Nominees should have the interest and ability to understand the sometimes conflicting interests of the various constituencies of the Company, which include stockholders, employees, customers, governmental units, creditors and the general public, and to act in the interests of all stockholders.
5.                   Nominees should not have, nor appear to have, a conflict of interest that would impair the nominee’s ability to represent the interests of all the Company’s stockholders and to fulfill the responsibilities of a director.
6.                   Nominees shall not be discriminated against on the basis of race, religion, national origin, sex, sexual orientation, disability or any other basis proscribed by law.  The value of diversity on the Board should be considered.

Application of Criteria to Existing Directors
The renomination of existing directors should not be viewed as automatic, but should be based on continuing qualification under the criteria set forth above.  In addition, the Nominating and Corporate Governance Committee shall consider the existing directors’ performance on the Board and any committee, which shall include consideration of the extent to which the directors undertook continuing director education.

Criteria for Composition of the Board
The backgrounds and qualifications of the directors considered as a group should provide a significant breadth of experience, knowledge and abilities that shall assist the Board in fulfilling its responsibilities.

The Nominating and Governance Committee’s process for evaluating nominees for director, including nominees recommended by stockholders, is to consider their skills, character and professional ethics, judgment, leadership experience, business experience and acumen, familiarity with relevant industry issues, national and international experience, and other relevant criteria as they may contribute to the Company’s success. This evaluation is performed in light of the Committee’s views as to what skill set and other characteristics would most complement those of the current directors, including the diversity (principally, of education and backgrounds), age, skills and experience of the Board as a whole.

In order to recommend a candidate for consideration by the Nominating and Governance Committee, a stockholder must provide the Committee with the candidate's name, background and relationship with the proposing stockholder, a brief statement outlining the reasons the candidate would be an effective director of the Company and information relevant to the considerations described above. Such information should be sent to the Nominating and Governance Committee of Dynasil Corporation of America, 44 Hunt Street, Watertown, MA  02472; Attn: Corporate Secretary. The Nominating and Governance Committee may seek further information from or about the candidate, or the stockholder making the recommendation, including information about all business and other relationships between the candidate and the stockholder.

The two new nominees for Director, Mr. Goldberg and Mr. Fox, were recommended for nomination by non-management directors.

REPORT OF THE AUDIT COMMITTEE OF DYNASIL CORPORATION OF AMERICA

December 15, 2010

To the Board of Directors of Dynasil Corporation of America:

We have reviewed and discussed with management the Company's audited consolidated financial statements as of and for the fiscal year ended September 30, 2010.

We have discussed with the independent accountants the matters required to be discussed by Statement on Auditing Standards No. 61, Communications with Audit Committees, as amended, as adopted by the Public Company Accounting Oversight Board.

We have received and reviewed the written disclosures and the letter from the independent accountants required by applicable requirements of the Public Company Accounting Oversight Board, and have discussed with the independent accountants the accountants’ independence.

Based on the reviews and discussions referred to above, we recommended to the Board of Directors that the consolidated financial statements referred to above be included in the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 2010.

The information contained in this report shall not be deemed to be "soliciting material" or to be "filed" with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate it by reference in such filing.

By:	/s/ Peter Sulick
Peter Sulick, Chairman

By:	/s/ Cecil Ursprung
Cecil Ursprung

By:	/s/ David Kronfeld
David Kronfeld

Audit Committee

EXECUTIVE COMPENSATION

Summary Compensation Table
				Stock	Option
Name and Position	Year	Salary ($)	Bonus ($)	Awards ($)(1)(3)	Awards ($)(2)(3)	All Other Compensation ($)	Total ($)
Craig Dunham	2010	175,000	107,994				283,112
President and CEO	2009	175,000					175,000

Richard Johnson	2010	124,038	42,405	22,875	21,539	15,000	181,476
Chief Financial Officer

Gerald Entine	2010	325,000				19,312	344,312
President RMD, Inc.	2009	325,000				19,312	344,312

(1) Represents the aggregate grant date fair value of the restricted stock awards received by the executive officer during the year indicated, determined in accordance with FASB ASC Topic 718.  Assumptions used in the calculation of these amounts are included in footnote 9 to our audited financial statements for the fiscal year ended September 30, 2010 included in our Annual Report on Form 10-K filed with the SEC on December 17, 2010.

(2) Represents the aggregate grant date fair value of the option awards received by the executive officer during the year indicated, determined in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are included in footnote 9 to our audited financial statements for the fiscal year ended September 30, 2010 included in our Annual Report on Form 10-K filed with the SEC on December 17, 2010.

(3) Richard Johnson’s stock and option awards represent the full amount of a signing/retention bonus which was granted on November 30, 2009.  The options will vest on November 30, 2011.  The stock is restricted and will vest in thirds on November 30, 2010, November 30, 2011 and November 30, 2012.

Executive Compensation Philosophy

       Dynasil’s current executive compensation philosophy is outlined below. When companies are acquired, we typically do not immediately change existing salary and benefits so there may be significant differences between the nature of the compensation for executives retained from acquired businesses and our compensation philosophy for extended periods of time.  We prefer employees to be “at will” in general but employment agreements are utilized where the Board sees it as advisable.  The Compensation Committee and Board will deviate from these philosophies when necessary to attract and retain strong people.  Here are the key points of our executive compensation philosophy:
•           Moderate Base Pay
o                      the basis of comparison will be national survey data for companies in the same sales range as the Company, maintaining a consistent source from year to year with the growth of the Company dictating the level of the category used as a basis;
o                      the salary ranges for base pay are typically set using the median point from survey data as the midpoint, with a 100% range (+ 50%, - 50% from the midpoint);
o                      the Compensation Committee reserves the right to use judgment in setting base pay.
•           Above Average to Outstanding Incentive Pay
o                      total cash compensation, including bonus will target the 75th percentile for top quartile Company performance;
•           Target not to have perks;
•           Competitive benefits
o                      executive benefits are typically set at the same level as other employees
•           An equity plan is currently being developed for executives, allowing for management participation in ownership.

       In order to ensure that stockholders get a reasonable return on their investment prior to the payment of corporate executive bonuses, the current corporate bonus plan includes a formula approved by Dynasil’s Board, upon  recommendation of the Compensation Committee each year to determine the maximum allowable bonus payout.  For both fiscal years 2009 and 2010, the maximum allowable “corporate bonus pool” payout was limited to 12.5% of Dynasil's operating income (before interest and taxes) after subtracting an amount equal to a 12% annual return on Dynasil's stockholders' equity (using the average stockholders’ equity based on quarterly balance sheets).  In the event that the sum of individual bonuses exceeds the maximum allowable bonus payout, all bonus payouts would be reduced by the same percentage required to equal the maximum bonus payout.   For fiscal year 2009, Dynasil profitability equaled the 12% return to stockholders but did not exceed that level. Therefore, no corporate bonuses were paid for fiscal year 2009.  For fiscal year 2010, the Operating Margin was $5,023,801 (prior to bonuses) and average stockholders equity was $19,589,000 which calculates to a maximum bonus pool of $334,136.  Each corporate executive has a targeted bonus percentage with a “balanced scorecard” set of objectives which includes 25% to 50% of the bonus calculation based on corporate profitability.  The objectives for each executive are mostly numerical objectives such as profit and revenue dollars but they may also be based on completion of milestone objectives.  The target goals for corporate bonus payouts are typically set on an annual basis as part of the budget and goal setting process.  Corporate bonus payouts are made following completion of the fiscal year after audited financial results are completed and must be approved by the Board upon recommendation of the Compensation Committee prior to payout.  The current corporate participants in this bonus plan are the CEO, CFO, VP – Commercialization, VP – Strategic Marketing, Controller and Executive Assistant. Dr. Entine’s compensation was determined in accordance with his employment agreement described below.

       The employment agreement with Craig T. Dunham, President and CEO, commenced on October 1, 2004 for an initial three-year period, after which it automatically renews for one-year terms, unless terminated by either party upon ninety days written notice prior to the end of any term or for cause.  Under the terms of the employment agreement, Mr. Dunham agrees to work for the Company full time and if Dynasil terminates the agreement for any reason other than “cause” (as defined), Mr. Dunham is entitled to receive 30% of his base salary at the time of termination plus continued health care benefits for six months.  Effective October 1, 2008 due to the significant growth of the company, the Compensation Committee increased Mr. Dunham’s base salary to $175,000, which the Board believed was, at that time, equivalent to 90% of the median salary for chief executive officers of comparably sized entities.  For Fiscal Year 2009, Mr. Dunham’s bonus was targeted at 60% of his base pay but there were no corporate bonuses paid as described above.  For Fiscal Year 2010, Mr. Dunham’s bonus was again targeted at 60% of base pay with 50% weighting on operating profits and the remainder calculated based on revenue, acquisitions and commercialization results, which resulted in Mr. Dunham’s bonus payout of $107,994.  On November 1, 2010, Mr. Dunham’s salary was increased to $250,000 based on the Compensation Committee’s evaluation of comparable company data and Company results.  On December 17, 2010, the Company announced that Mr. Dunham intends to retire as CEO during fiscal year 2011 once his successor is named, while thereafter remaining on the Company’s Board of Directors.   The Board has agreed to provide Mr. Dunham with the severance benefits in his employment agreement in recognition of him continuing as CEO as long as necessary for the Board to complete an effective transition.

       As part of the Company’s acquisition of RMD, employment agreements were entered into with RMD’s former owners that maintained their compensation at then current levels. Dr. Gerald Entine’s Former Owner Work Continuation Agreement provided for Dr. Entine’s employment as RMD’s President for a period of 18 months starting July 1, 2008, extendible by mutual agreement for an additional 6 months thereafter. Under that agreement, Dr, Entine received a base salary of $325,000 per year, business expense reimbursements (including reimbursement for home office expenses) and customary employee benefits. The agreement also requires Dr. Entine to maintain confidentiality and not compete with Dynasil or RMD for a five year period. If Dynasil or RMD terminated the agreement for any reason other than “cause” (as defined), Dr. Entine was entitled to receive 20% of his base salary at the time of termination. The terms of the agreement are similar to Dr. Entine’s pre-transaction compensation package, although it is not consistent with Dynasil’s current executive compensation philosophy.  The Company continues to operate as per the general terms of this agreement.

       Mr. Richard A. Johnson’s Employment Agreement commenced on November 30, 2009 with a twenty-four (24) month term. Mr. Johnson’s compensation package for Fiscal Year 2010 included an annual salary of $150,000, eligibility for a target bonus payout of 33% of base pay per fiscal year based on accomplishment of specific goals and receipt of standard Dynasil benefits and expense reimbursements.  He received certain relocation reimbursements of $15,000 as well as a signing/retention bonus with a total value of $44,405 in the form of both a grant of 7,500 restricted shares of Dynasil stock that will vest in equal amounts every twelve months over a three year period and options to acquire 20,000 shares of Dynasil common stock at an exercise price of 33% above market price as of his hire date.  The stock options have a three year exercise period and will vest two years from date of hire.  On December 1, 2010, Mr. Johnson’s annual salary was increased to $165,000 with a 33% bonus. In the event of termination by the Company without Cause (as defined in the agreement), or termination by Mr. Johnson for Good Reason (as defined in the agreement), the Company will provide salary continuation to Mr. Johnson of three months at base salary only as well as maintaining the then existing level of the Company's contribution to health care insurance payments for Mr. Johnson for six months (unless Mr. Johnson receives alternative coverage during the period) and will pay a prorated earned bonus on the normal bonus payment date.  The Company expects to expand the severance period from three months to six months as a retention incentive relating to the planned 2011 CEO transition.

Outstanding Equity Awards at Fiscal 2010 Year-End

	Option Awards					Stock Awards
	Number of Securities					Number of		Market Value of
	Underlying Unexercised			Option	Option	Shares or Units of		Shares or Units of
	Options (#)			Exercise	Expiration	Stock That Have		Stock That Have
Name	Exercisable	Unexercisable		Price $)	Date	Not Vested		Not Vested ($)
Craig Dunham	0	0				0		0

Richard Johnson	0	20,000	(1)	3.06	11/28/12	7,500	(2)	$31,500

Gerald Entine	0	0				0		0

(1) The shares subject to this option have a three year exercise period and will vest two years from date of hire.

(2) The shares subject to this restricted stock award vest in equal amounts every twelve months over a three year period.

Option Grants in Last Fiscal Year

During the year ended September 30, 2010, 671,118 stock options were granted at prices ranging from $3.19 to $4.06 per share and with a total value of $386,565.  Of these, 494,647 options were granted at prices ranging from $3.58 to $4.00 per share for Directors’ Compensation with a fiscal year 2010 value totaling $137,854 plus deferred value of $35,805 that will vest in FY 2011, $35,805 that will vest in FY 2012, $35,805 that will vest in FY 2013 and $8,951 that will vest in 2014.  Additionally, 150,000 options with an exercise price of $3.19 per share were granted to the Commercialization Advisor, with a total value of $103,806, which vests quarterly between January 2010 and October 2014.  A total of 26,471 stock options at prices ranging from $3.58 to $4.06 per share were granted to employees as signing/retention bonuses with a total potential, deferred value of $28,539.

Related Party Transactions

During the years ended September 30, 2010 and 2009, building lease payments of $114,000 and $114,000 were paid to Optometrics Holdings, LLC in which Laura Lunardo, Optometrics’ COO has a 50% interest.

During the years ended September 30, 2010 and 2009, building lease payments of $780,433 and $760,985, were paid to Charles River Realty, dba Bachrach, Inc., which is owned by Gerald Entine and family, the Company's President of RMD Research.  In addition, real estate taxes, building maintenance and repair costs totaling $414,850 and $439,951 for the years ended September 30, 2010 and 2009 were paid to Bachrach, Inc.

On September 30, 2008, a loan for $2,000,000 was completed with a company in which the Company's President of RMD Research, Dr. Gerald Entine, and Vice-President of RMD Instruments, Mr. Jacob Pastor, have greater than 90% interest.  The loan had an interest rate of 9% and a balloon payment of all principal was due on October 1, 2010.  Interest expense for the year ended September 30, 2010 was $138,575.  The loan was repaid in full on July 9, 2010.

PROPOSAL 2
PROPOSAL TO APPROVE THE COMPANY’S AMENDED AND
RESTATED EMPLOYEE STOCK PURCHASE PLAN

General

In September 2010, the Board of Directors adopted the Amended and Restated Employee Stock Purchase Plan (the “Purchase Plan”). The Purchase Plan will replace the Company’s existing 2000 Employee Stock Purchase Plan (“2000 ESPP”), which expired in 2010.  Under the Purchase Plan, eligible employees of the Company and designated subsidiaries may purchase shares of common stock at a discount from fair market value. The purpose of the Purchase Plan is to provide employees of the Company and designated subsidiaries who wish to become stockholders of the Company an opportunity to purchase common stock of the Company. Although approval of the Purchase Plan is not required by applicable law or resolutions, it is required in order for the Purchase Plan to qualify under Section 423 (“Section 423”) of the Internal Revenue Code of 1986, as amended (the “Code”). Qualification under Section 423 of the Code will permit the Company’s employees to benefit from the favorable tax treatment described below.  The Board of Directors believes this provides a potentially significant benefit to employees and is in the interests of the Company and its stockholders generally.

The following is a summary of the Purchase Plan’s principal features. The full text of the Purchase Plan is set forth in Appendix A.

Administration and Eligibility

450,000 shares of common stock (subject to adjustments for stock-splits and similar capital changes) are reserved for issuance under the Purchase Plan, of which 180,038 have been issued as of September 30, 2010. As of September 30, 2010, approximately 196 employees are eligible to participate under the Purchase Plan. Subject to stockholder approval, the Purchase Plan is intended to qualify as an “employee stock purchase plan” within the meaning of Section 423. Rights to purchase common stock under the Purchase Plan may be suspended at the discretion of the Board of Directors.  Each offering period will last twelve months beginning on January 1 and ending on December 31 of each year. Eligible employees participate voluntarily and may withdraw from any offering at any time before stock is purchased. Participation terminates automatically upon termination of employment, except termination because of disability or death.

The purchase price per share of common stock in an offering is 85% of the fair market value at the applicable purchase date which price may be adjusted by the Board including with respect to any current offering in the event the Board determines that the ongoing operation of the Plan may result in unfavorable financial accounting consequences.  The stock may be purchased by payment of the purchase price through payroll deductions resulting in stock purchased four times a year at the end of each quarter or by lump sum payments.  The Purchase Plan terminates on September 28, 2020.

In accordance with Section 423 of the Code, no employee may participate in an offering under the Purchase Plan if, immediately after the right to acquire shares of common stock in the offering is granted, the employee would own 5% or more of the voting stock of the Company (including stock that may be purchased through subscriptions under the Purchase Plan or any other options), nor may an employee buy more than $5,000 worth of stock (determined by the fair market value of the common stock at the time the right to purchase the common stock is granted) through the Purchase Plan in any calendar year.

Federal Income Tax Consequences

If the stockholders approve the Purchase Plan, participants will not realize taxable income at the commencement of an offering or at the time shares are purchased under the Purchase Plan. If the participant sells the shares two years or more after the purchase under the plan, then the sale will result in the 15% discount on the original stock purchase being treated as taxable income, unless the participant sells the stock at an amount less than the original market price.  If that occurs, the taxable income will be the difference between the sale price and the purchase price.  No deduction will be allowed to the Company for Federal income tax purposes upon the purchase of shares or, if the participant waits the prescribed period to sell, upon sale. However, if the participant does not wait the prescribed period to sell, he or she will be treated as having received taxable compensation income upon sale equal to the excess of the fair market value of the stock on the date of purchase over the actual purchase price, and the Company will be allowed to deduct that amount. In either case, any difference over or under the participant’s tax cost (the purchase price plus the amount of taxable compensation income that the participant recognizes upon sale of the shares) will be treated as capital gain or loss.

Assuming stockholder approval, if a participant dies during the two-year holding period while owning shares purchased under the Purchase Plan, 15% of the fair market value of the stock at the purchase date (or, if less, the fair market value of such shares on the date of death in excess of the purchase price) is taxed to the participant as ordinary income in the year of death, and the Company would not be allowed a deduction for Federal income tax purposes.

If the stockholders do not approve the Purchase Plan, a participant will be treated as having received taxable compensation income at the time of purchase equal to the excess of the fair market value of the stock on the date of purchase over the actual purchase price, and the Company will be allowed to deduct that amount.  However, if the stockholders do not approve the Purchase Plan, no offerings will commence after the date of disapproval.

New Plan Benefits

If the Purchase Plan is approved, eligible employees may purchase shares of our common stock at their discretion, subject to the limitations under Section 423 of the Code described above. Consequently, it is not possible for us to determine the amounts or benefits that our employees will receive under the Purchase Plan at this time.

Purchase Plan Amendment

The Board may alter, amend, suspend or discontinue the Purchase Plan at any time.  However, the Board may not, without the approval of the Company's stockholders, (i) materially increase the number of shares of common stock issuable under the Purchase Plan or the maximum number of shares purchasable per participant during any offering period, except for permissible adjustments in the event of certain changes in the Company's capitalization, (ii) alter the purchase price formula so as to reduce the purchase price payable for the shares of common stock purchasable under the Purchase Plan, or (iii) materially increase the benefits accruing to participants under the Purchase Plan or materially modify the requirements for eligibility to participate in the Purchase Plan.  Notwithstanding the above, in the event the Board determines that the ongoing operation of the Purchase Plan may result in unfavorable financial accounting consequences, the Board may, in its discretion and, to the extent necessary or desirable, modify or amend the Purchase Plan to reduce or eliminate such accounting consequence including, but not limited to (i) altering the purchase price for any offering period including an offering period underway at the time of the change in purchase price, (ii) shortening any offering period, including an offering period underway at the time of the Board action; and (iii) allocating shares. Such modifications or amendments shall not require stockholder approval or the consent of any Purchase Plan participants.

Equity Compensation Plan Information

The Company adopted Stock Incentive Plans in 1996 and 1999 that permit, among other incentives, grants and options to officers, directors, employees and consultants to purchase up to 3,750,000 shares of the Company’s common stock.  At the February 3, 2010 Annual Meeting, a new Stock Incentive Plan was adopted by the shareholders which permits up to 6,000,000 shares of the Company’s common stock to be purchased through this plan.  At September 30, 2010, 5,819,756 shares of common stock are available for issuance under the plan in addition to the number of stock options outstanding. Options are generally exercisable at or above the common stock’s fair market value on the date of grant over a three to five-year period.  For the 2010 plan to date, options have been granted at exercise prices ranging from $3.58 to $7.32 per share.  On September 30, 2010, 1,855,500 options were outstanding.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants, and rights ( a )	Weighted-average exercise price of outstanding options, warrants and rights ( b )	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) - ( c )
Equity compensation plans approved by security holders	1,855,500	$2.88	5,819,756
Equity compensation plans not approved by security holders	none	none	none

Additional information regarding the securities authorized for issuance under equity compensation plans are set forth in Note 9 to the Consolidated Financial Statements of the Company’s Annual Report on Form 10-K and is hereby incorporated by reference.

THE BOARD OF DIRECTORS RECOMMENDS ADOPTION OF THE AMENDED AND RESTATED EMPLOYEE STOCK PURCHASE PLAN.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THIS PROPOSAL.

PROPOSAL 3
RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

Subject to approval of the Company’s stockholders, the Board of Directors has decided that Haefele, Flanagan & Co., p.c., which firm has been the independent registered public accountants of the Company for the fiscal year ended September 30, 2010, be continued as independent accountants for the Company.  The stockholders are being asked to approve the Board’s decision to retain Haefele, Flanagan & Co., p.c. for the fiscal year ending September 30, 2011. Although ratification is not required by our bylaws or otherwise, the Board is submitting the selection of Haefele, Flanagan & Co., p.c. to our stockholders for ratification as a matter of good corporate practice. If the selection is not ratified, the Audit Committee will consider whether it is appropriate to select another independent registered public accounting firm. Even if the selection is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our stockholders.

A representative of Haefele, Flanagan & Co., p.c. will be available by telephone at the Annual Meeting of Stockholders and will have the opportunity to make a statement if he or she desires to do so and to respond to appropriate questions from stockholders.

Accountants Fees

(a)   Audit Fees
The aggregate fees billed or to be billed for professional services rendered by the Company’s principal accountant for the audit of the Company’s annual financial statements for the fiscal years ended September 30, 2010 and 2009 and the reviews of the financial statements included in the Company’s Forms 10-Q during those fiscal years are $119,050 and $121,320, respectively.

 (b)  Audit Related Fees
The aggregate fees billed or to be billed for professional services rendered by the Company’s principal accountant for “audit related” fees for the fiscal years ended September 30, 2010 and 2009 were $0 and $0, respectively.

(c)   Tax Fees
The Company incurred fees of $22,550 and $14,500 during the last two fiscal years for professional services rendered by the Company’s principal accountant for tax compliance, tax advice and tax planning.

(d)  All Other Fees
The Company incurred fees of $0 for non audit services by the Company’s principal accountant during fiscal year 2010 and $1,440 during fiscal year 2009.

(e) Pre-approval Policies and Procedures
The Board of Directors has adopted a pre-approval policy requiring that the Audit Committee pre-approve the audit and non-audit services performed by the independent auditor in order to assure that the provision of such services do not impair the auditor’s independence.  All auditor fees were pre-approved during fiscal years 2010 and 2009.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF HAEFELE, FLANAGAN & CO., P.C. AS THE COMPANY’S INDEPENDENT ACCOUNTANTS FOR FISCAL YEAR ENDING SEPTEMBER 30, 2011.

PROPOSAL 4
ADVISORY VOTE REGARDING EXECUTIVE OFFICERS’ COMPENSATION

This proposal, commonly known as “Say on Pay,” asks the stockholders to approve the compensation of the Company’s executive officers as described under “Executive Compensation” on pages 16 to 18 of this proxy statement.

The compensation paid to the Company’s executive officers is intended to align their interests with the long-term interests of the Company’s stockholders and is based on a pay-for-performance philosophy.  It is straightforward, consisting principally of salary, which must be competitive to retain the skills and experience of excellent employees, annual bonus to reward strong performance, and equity compensation to encourage long-term commitment and team performance.  Not all elements may be provided every year, depending on the performance of the Company and the executive.  The Board believes that the executives’ compensation met the Company’s goals and that it should be approved by the stockholders.

The vote solicited by this proposal is advisory and its outcome will not be binding on the Board nor require the Board to take any action.  Moreover, the outcome of the vote will not be construed as overruling any decision of the Board, or creating or implying any additional fiduciary duty of the Board.  However, the Board expects to take into account the outcome of this vote when considering future executive compensation arrangements for the Company’s executive officers.

The proposal will be considered approved at the annual meeting if more votes are cast in favor than against.  Abstentions and broker non-votes will not count as votes cast for or against this proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” APPROVAL OF THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS.

PROPOSAL 5
ADVISORY VOTE ON FREQUENCY OF EXECUTIVE COMPENSATION ADVISORY VOTE

The Company is required by the Dodd-Frank Act to provide shareholders with a "say-on-pay" vote every one, two or three years, as determined by a separate advisory shareholder vote held at least once every six years.   The Company’s Board of Directors proposes that shareholders provide advisory (non-binding) approval of the frequency of advisory votes on executive compensation at the company, as per Item No. 4 in this proxy statement. Shareholders may indicate whether they would prefer an advisory vote on named executive officer compensation once every one, two or three years. Shareholders may abstain by submitting a proxy card without instruction on this Proposal 5.

The approval of a majority of our shares represented at the meeting, whether in person or by proxy, is required for advisory (non-binding) approval of Proposal 5. If none of the alternatives of Proposal 5 (one year, two years or three years) receive a majority vote, we will consider the highest number of votes cast by shareholders to be the frequency that has been selected by shareholders. However, because this vote is advisory and not binding on the Board of Directors or the company in any way, the Board may decide that it is in the best interests of our shareholders and the company to hold an advisory vote on executive compensation more or less frequently than the option approved by our shareholders. The Board has not made a recommendation on this Proposal 5 because it has decided to consider the views of the company's shareholders before making a determination.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors, executive officers and persons owning more than 10% of the Company’s registered equity securities to file with the Securities and Exchange Commission reports of their initial ownership and of changes in their ownership of the Company’s equity securities and to provide the Company with copies of all Section 16(a) reports they file.

Based on a review of the reports filed by such persons with respect to the Company’s last fiscal year, the Company believes that all its executive officers and directors have complied with the Section 16(a) filing requirements, except for one Form 4 filing for Dr. Michael Joyner, one Form 4 Filing for Mr. Paul Schulz, and one Form 4 filing for Mr. Lowell Oster which were late due to administrative oversights and included a total of 2,045 shares paid for Directors compensation, 15,000 shares issued as the result of a stock option exercise by Mr. Schulz, and 1,384 shares purchased by Mr. Oster through the Employee Stock Purchase Plan.

OTHER MATTERS

As of the date of this Proxy Statement, the Company knows of no business that will be presented for consideration at the Annual Meeting of Stockholders other than the items referred to above.  In the event that any other matter is properly brought before the meeting for action by the stockholders, proxies in the enclosed form returned to the Company will be voted in accordance with the recommendation of the Board of Directors or, in the absence of such a recommendation, in accordance with the judgment of the proxy holder.

ADDITIONAL INFORMATION

Stockholder Proposals for the Annual Meeting. Stockholders interested in presenting a proposal for consideration at the Company's annual meeting of stockholders in 2012 may do so by following the procedures prescribed in Rule 14a-8 under the Securities Exchange Act of 1934 and the Company's by-laws. To be eligible for inclusion in the Company’s proxy materials for the annual meeting in 2012, stockholder proposals must be received by the Company's Corporate Secretary no later than September 2, 2011.  A stockholder who wishes to make a proposal at the 2012 annual meeting, but does not wish to have the proposal included in the proxy statement for that meeting, must give notice of the proposal to us no later than November 16, 2011, in order for the notice to be considered timely under Rule 14a-4(c) of the SEC.

Stockholder Communications to the Board. Stockholders interested in communicating to the Dynasil Board of Directors may do so through the Dynasil website, www.Dynasilcorp.com, by clicking on “Contact” and then “Request Information”.  All communications from stockholders to Board members (other than communications soliciting the purchase of products and services) will be promptly relayed to the Board members to whom the communications are addressed.

Proxy Solicitation Costs. The proxies being solicited hereby are being solicited by the Company. The cost of soliciting proxies in the enclosed form will be borne by the Company.  Officers and regular employees of the Company may, but without compensation other than their regular compensation, solicit proxies by further mailing or personal conversations, or by telephone, telex, facsimile or electronic means. The Company will, upon request, reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation material to the beneficial owners of stock.

By order of the Board of Directors:

Patricia M. Kehe, Corporate Secretary

December 31, 2010
Watertown, Massachusetts

Appendix A

DYNASIL CORPORATION OF AMERICA

EMPLOYEE STOCK PURCHASE PLAN

AS AMENDED AND RESTATED SEPTEMBER 28, 2010

I.              PURPOSE OF THE PLAN

This Amended and Restated Employee Stock Purchase Plan is intended to promote the interests of Dynasil Corporation of America by providing eligible employees with the opportunity to acquire a proprietary interest in the Corporation through participation in an employee stock purchase plan designed to qualify under Section 423 of the Code.

Capitalized terms herein shall have the meanings assigned to such terms in the attached Appendix as set forth in the text.

II.             ADMINISTRATION OF THE PLAN

The Plan Administrator shall have full authority to interpret and construe any provision of the Plan and to adopt such rules and regulations for administering the Plan as it may deem necessary in order to comply with the requirements of Code Section 423.  Decisions of the Plan Administrator shall be final and binding on all parties having an interest in the Plan.

III.            STOCK SUBJECT TO PLAN

A.   The stock purchasable under the Plan shall be shares of authorized but unissued or reacquired Common Stock, including shares of Common Stock purchased on the open market.  The maximum number of shares of Common Stock which may be issued over the term of the Plan shall not exceed Four Hundred Fifty Thousand (450,000) shares (as adjusted for splits and dividends).

B.   Should any change be made to the Common Stock by reason of any stock split, stock dividend, recapitalization, combination of shares, exchange of shares or other change affecting the outstanding Common Stock as a class without the Corporation's receipt of consideration, appropriate adjustments shall be made to (i) the maximum number and class of securities issuable under the Plan, (ii) the maximum number and class of securities purchasable per Participant on any one Purchase Date and (iii) the number and class of securities and the price per share in effect under each outstanding purchase right in order to prevent the dilution or enlargement of benefits thereunder.

IV.            OFFERING PERIODS

A.   Shares of Common Stock shall be offered for purchase under the Plan through a series of successive offering periods until such time as (i) the maximum number of shares of Common Stock available for issuance under the Plan shall have been purchased or (ii) the Plan shall have been sooner terminated.

B.   Each offering period shall be twelve (12) months.   All offering periods shall commence on January 1 and end on December 31 of each year.

V.             ELIGIBILITY

A.   Each individual who is an Eligible Employee during any offering period may purchase shares during that offering period, provided he or she remains an Eligible Employee.

B.   To participate in the Plan for a particular offering period, the Eligible Employee must complete forms prescribed by the Plan Administrator.

VI.            PURCHASE RIGHTS

A.   Grant of Purchase Right.  A Participant shall be granted a separate purchase right for each offering period.  The purchase right shall provide the Participant with the right to purchase shares of Common Stock, in a series of successive installments over the remainder of such offering period, upon the terms set forth below.  The Participant shall execute a stock purchase agreement embodying such terms and such other provisions (not inconsistent with the Plan) as the Plan Administrator may deem advisable.

Under no circumstances shall purchase rights be granted under the Plan to any Eligible Employee if such individual would, immediately after the grant, own (within the meaning of Code Section 424(d)) or hold outstanding options or other rights to purchase, stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Corporation or any Corporate Affiliate.

B.   Exercise of the Purchase Right.   The purchase right shall be exercised within the offering period by a Participant exercising the appropriate purchase request and paying the purchase price.  Shares of Common Stock shall accordingly be purchased on behalf of each Participant.  Upon the expiration of the offering period, any unexercised rights shall terminate as to that offering period.

C.   Purchase Price. The purchase price per share at which Common Stock will be purchased on the Participant's behalf shall be equal to eighty-five percent (85%) of the Fair Market Value per share of Common Stock on the date that the Purchase Price is paid; provided, however, that the Purchase Price may be adjusted by the Board pursuant to Section IX.

D.   Number of Purchasable Shares.  During any twelve (12) month period, an Employee shall be prohibited from purchasing pursuant to the Employee Stock Purchase Plan, more than that number of shares for which the total purchase price is $5,000.  This means, for example, if the purchase price is $5.00 per share, then an employee may purchase no more than 1,000 shares during any twelve (12) month offering period.

Should the Participant cease to remain an Eligible Employee for any reason (including death, disability or change in status), then his or her purchase right shall immediately terminate.

E.   Proration of Purchase Rights.  Should the total number of shares of Common Stock to be purchased pursuant to outstanding purchase rights on any particular date exceed the number of shares then available for issuance under the Plan, the Plan Administrator shall make a pro-rata allocation of the available shares on a uniform and nondiscriminatory basis.

F.   Assignability.  The purchase right shall be exercisable only by the Participant and shall not be assignable or transferable by the Participant.

G.   Stockholder Rights.  A Participant shall have no stockholder rights with respect to the shares subject to his or her outstanding purchase right until the shares are purchased by the Participant in accordance with the provisions of the Plan and the Participant has become a holder of record of the purchased shares.

VII.          ACCRUAL LIMITATIONS

A.   No Participant shall be entitled to accrue rights to acquire Common Stock pursuant to any purchase right outstanding under this Plan if and to the extent such accrual, when aggregated with (i) rights to purchase Common Stock accrued under any other purchase right granted under this Plan and (ii) similar rights accrued under other employee stock purchase plans (within the meaning of Code Section 423) of the Corporation or any Corporate Affiliate, would otherwise permit such Participant to purchase more than Twenty-Five Thousand Dollars ($25,000) worth of stock of the Corporation or any Corporate Affiliate (determined on the basis of the Fair Market Value per share on the date or dates such rights are granted) for each calendar year such rights are at any time outstanding.

B.   For purposes of applying such accrual limitations to the purchase rights granted under the Plan, the following provisions shall be in effect:

i.   The right to acquire Common Stock under each outstanding purchase right shall accrue on the first day of the offering period.

ii.  No right to acquire Common Stock under any outstanding purchase right shall accrue to the extent the Participant has already accrued in the same calendar year the right to acquire Common Stock under one (1) or more other purchase rights at a rate equal to Twenty-Five Thousand Dollars ($25,000) worth of Common Stock (determined on the basis of the Fair Market Value per share on the date or dates of grant) for each calendar year such rights were at any time outstanding.

C.   In the event there is any conflict between the provisions of this Article and one or more provisions of the Plan or any instrument issued thereunder, the provisions of this Article shall be controlling.

VIII.           EFFECTIVE DATE AND TERM OF THE PLAN

A.   The Plan was adopted by the Board and the shareholders on January 26, 1999, and became effective on that date.

B.   Unless sooner terminated by the Board, the Plan shall terminate upon the earliest of (i) September 28, 2020, or (ii) the date on which all shares available for issuance under the Plan shall have been sold pursuant to purchase rights exercised under the Plan.  No further purchase rights shall be granted or exercised under the Plan following its termination.

IX.              AMENDMENT OF THE PLAN

The Board may alter, amend, suspend or discontinue the Plan at any time.  However, the Board may not, without the approval of the Corporation's stockholders, (i) materially increase the number of shares of Common Stock issuable under the Plan or the maximum number of shares purchasable per Participant during any offering period, except for permissible adjustments in the event of certain changes in the Corporation's capitalization, (ii) alter the purchase price formula so as to reduce the purchase price payable for the shares of Common Stock purchasable under the Plan, or (iii) materially increase the benefits accruing to Participants under the Plan or materially modify the requirements for eligibility to participate in the Plan.  Notwithstanding the above, in the event the Board determines that the ongoing operation of the Plan may result in unfavorable financial accounting consequences, the Board may, in its discretion and, to the extent necessary or desirable, modify or amend the Plan to reduce or eliminate such accounting consequence including, but not limited to (i) altering the purchase price for any offering period including an offering period underway at the time of the change in purchase price, (ii) shortening any offering period, including an offering period underway at the time of the Board action; and (iii) allocating shares. Such modifications or amendments shall not require stockholder approval or the consent of any Plan Participants.

X.              GENERAL PROVISIONS

A.   Nothing in the Plan shall confer upon the Participant any right to continue in the employ of the Corporation or any Corporate Affiliate for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Corporation (or any Corporate Affiliate employing such person) or of the Participant, which rights are hereby expressly reserved by each, to terminate such person's employment at any time for any reason, with or without cause.

B.   All costs and expenses incurred in the administration of the Plan shall be paid by the Corporation.

C.   The provisions of the Plan shall be governed by the laws of the State of Delaware without resort to that State's conflict-of-laws rules.

D.   As a condition to any purchase of shares under the Plan, each Participant shall be required to notify the Company of any sale of shares acquired under the Plan.

APPENDIX

The following definitions shall be in effect under the Plan:

A.             Board shall mean the Corporation's Board of Directors.

B.             Code shall mean the Internal Revenue Code of 1986, as amended.

C.             Common Stock shall mean the Corporation's common stock.

D.             Corporate Affiliate shall mean any parent or subsidiary corporation of the Corporation (as determined in accordance with Code Section 424), whether now existing or subsequently established.

E.              Corporation shall mean Dynasil Corporation of America, a Delaware corporation, and any corporate successor to all or substantially all of the assets or voting stock of Dynasil Corporation of America which shall by appropriate action adopt the Plan.

F.              Eligible Employee shall mean any person who is employed by the Corporation on a basis under which he or she is regularly expected to render more than twenty (20) hours of service per week, and has been employed for more than three (3) months for earnings considered wages under Code Section 3401(a).

G.             Entry Date shall mean the date an Eligible Employee first commences participation in the offering period in effect under the Plan.

H.   Fair Market Value per share of Common Stock on any relevant date shall be determined in accordance with the following provisions:

i.   If the Common Stock is at the time quoted on the OTC Bulletin Board, then the Fair Market Value shall be the average bid price per share on the date in question, as such price is quoted on the OTC Bulletin Board.  If there is no average bid price for the Common Stock on the date in question, then the Fair Market Value shall be the closing bid price on the last preceding date for which such quotation exists.

ii.  If the Common Stock is at the time traded on the Nasdaq SmallCap Market or Nasdaq National Market, then the Fair Market Value shall be the closing selling price per share of Common Stock on the date in question, as such price is reported by the National Association of Securities Dealers on such Nasdaq Market or any successor system.  If there is no closing selling price for the Common Stock on the date in question, then the Fair Market Value shall be the closing selling price on the last preceding date for which such quotation exists.

iii. If the Common Stock is at the time listed on any Stock Exchange, then the Fair Market Value shall be the closing selling price per share of Common Stock on the date in question on the Stock Exchange determined by the Plan Administrator to be the primary market for the Common Stock, as such price is officially quoted in the composite tape of transactions on such exchange.  If there is no closing selling price for the Common Stock on the date in question, then the Fair Market Value shall be the closing selling price on the last preceding date for which such quotation exists.

I.              1933 Act shall mean the Securities Act of 1933, as amended.

J.              Participant shall mean any Eligible Employee of the Corporation.

K.             Corporation shall mean the Corporation and such Corporate Affiliate or Affiliates as may be authorized from time to time by the Board to extend the benefits of the Plan to their Eligible Employees.

L.             Plan shall mean the Corporation's Amended and Restated Employee Stock Purchase Plan, as set forth in this document.

M.            Plan Administrator shall mean a committee appointed by the Board to administer the Plan.

N.             Stock Exchange shall mean either the American Stock Exchange or the New York Stock Exchange.